                                                                   EXHIBIT 10.17





July 25, 2000


John C. Kane
2205 Wingate Drive
Delaware, OH  43015

Re:   Agreement Concerning Retirement

Dear John:

This letter confirms our agreement as of February 1, 2000 respecting your retirement as Chief Operating Officer ("COO") of Cardinal Health, Inc. ("Company"), as follows:

1.    DUTIES/TITLE

      a) Effective February 9, 2000, you will become Vice Chairman of the Board, in addition to President, COO and a Director. You will remain COO and President until the earlier of (i) the date on which your successor has commenced work, or (ii) December 31, 2000 (the "Search Period").

      b) Upon conclusion of the Search Period, you shall relinquish the President and COO positions, but may remain an employee of the Company for a period of 12 months (the "Transition Period"). During the Transition Period, you shall be an executive in transition available up to 10 days per month (inclusive of any time necessary to attend Board of Directors meetings and meetings of Board Committees) to perform such tasks and pursue such projects of an executive nature as the CEO of the Company shall assign, if any, in the CEO's sole discretion.

      c) At any time, upon request of either the Chairman or the Board, you shall tender your resignation as Vice Chairman and a Director.

      d) At any time before, or upon conclusion of, the Transition Period, you, at your election, may either (i) immediately "retire" within the meaning of the Company's various incentive and welfare plans, in which case all duties required of you and all compensation and benefits payable to you, other than vested benefits and, in accordance with their terms, previously granted stock based incentives (collectively, the "Prior Entitlements"), shall cease and the "Retirement Period" shall commence, or (ii) elect to remain a consulting executive employee of the Company in a consulting capacity for a period of up to two years (the "Consulting Period") at an annual salary of $50,000 per year. In either case, you may pursue other employment, so long as the requirements of Section 4 below are observed.

            If you have not earlier elected to retire, upon the conclusion of the Consulting Period, you agree to and shall retire and the "Retirement Period" shall commence.

2.    TERMINATION/DEATH/DISABILITY

      a) You may terminate your employment with the Company at any time, but in such event any compensation or benefits payable hereunder, other than the Prior Entitlements, shall cease although you shall remain bound by the terms of Section 4 below.

      b) Should the Company, in its discretion, elect to terminate your employment at any time prior to the end of the Transition Period, you may exercise your rights under Section 1(d) above and shall retain any rights you may have to any Prior Entitlements, provided however that should you elect to retire at the time of such termination, you shall no longer be bound by the non-competition and non-hiring/non-solicitation restrictions contained in Sections 4(a) and 4(b) below.

      c) If you die or become incapacitated prior to retirement such that you cannot perform the essential functions of your position with or without reasonable accommodation, you shall not receive any further compensation or benefits other than long term disability coverage and the Prior Entitlements.

3.    COMPENSATION/INCENTIVES/BENEFITS

      a) Upon execution of this letter and through the Search Period, you shall remain at your current rate of pay with such duties, perquisites and benefits as you currently enjoy as President and COO. Upon commencement of the Transition Period, your annual salary shall become $750,000, payable on the same terms and conditions as salaries of other corporate executives of the Company. Upon commencement of the Consulting Period, if any, your annual salary shall become $50,000, payable on the same terms and conditions as salaries of other corporate executives of the Company. Upon commencement of the Retirement Period, all compensation and benefits payable to you, other than the Prior Entitlements, shall cease and your rights and benefits shall be limited to those of a retiree of the Company.

      b) With respect to the Company's 2000 fiscal year, you shall be eligible to receive an annual bonus at such a percentage and upon such terms and conditions as those applicable to other, similarly situated, bonused executives. If the Search Period ends during fiscal year 2001 of the Company, you shall be eligible to receive a pro-rated bonus for such year. Other than this, you shall receive no further bonuses at any time.

      c) As of February 9, 2000, you shall receive a non-qualified option grant in the amount of 50,000 shares (the "Final Grant").

      d) During the Transition Period and the Consulting Period, if any, you may use Company aircraft on an as-available basis while pursuing company business.

            This use of aircraft may include any necessary commuting to Company offices. In addition, during such periods, all travel expenses you incur in pursuit of Company business shall be reimbursed.

4.    RESTRICTIONS

      a) During the "Restricted Period" (defined below) you shall not engage with or invest in, counsel or advise or be employed by any enterprise which competes with the Company by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the Company or any subsidiary thereof. The "Restricted Period" means the period ending on December 31, 2001 unless you have elected to remain a consulting employee of the Company, in which case the Restricted Period shall end when the Consulting Period ends.

      b) During the Restricted Period, you shall not, without prior written consent of Company, directly or indirectly, solicit or hire any person who was or is at any time during the preceding three months an employee of the Company or any of its affiliates.

      c) At all times, you agree to maintain as confidential all secret or confidential information of the Company and any of its affiliates and you agree never to divulge same unless compelled to do so by court order.

      d) At all times, you agree to refrain from actions or statements, written or oral, which disparage the Company, its affiliates or any of their senior management. You also agree to refrain from any action which has the effect of interfering with the Company's or any of its affiliates' relationships with their customers.

      e) In addition to all other limitations and conditions, receipt and continued vesting and exercisability of all of your stock-based incentives, including the Final Grant, are conditioned upon your continuing observance of the provisions of this Section 4 and, in the event of a breach of any such provision, any gains achieved by you with respect to any such incentives shall be subject to clawback as provided in the Final Grant. In addition, the Company may seek injunctive relief to enforce the provisions of this Section 4.

5.    ANNOUNCEMENT OF DEPARTURE

      Your retirement from your positions as COO, Vice Chairman or Director may be announced in a Company press release at such time and in such manner as you and the Company may mutually agree.

6.    MISCELLANEOUS

      a) This Agreement shall be governed by Ohio law and all legal actions or proceedings, including those brought under Section 4 of this letter, shall be brought only in federal or state courts in Franklin County, Ohio. The prevailing party in any such case may recover attorneys' fees and costs from the loser. In addition, this Agreement shall be severable, and either party's failure to insist upon strict compliance shall not be deemed a waiver. This Agreement is our entire agreement and may only be amended in writing.

      b) You and the Company agree to execute, simultaneous herewith, a mutual release in the form attached as Exhibit "A", so as to comply with the provisions of the Older Worker Benefit Protection Act.

If this letter correctly states our agreement, I would ask that you execute one of the enclosed originals and return it to me.


                                       Very truly yours,


                                       /s/ Robert D. Walter
                                       Robert D. Walter
                                       Chairman of the Board and
                                       Chief Executive Officer


ACCEPTED AND AGREED:


/s/ John C. Kane
----------------------------------
John C. Kane